                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



                                 June 30, 2000

               Date of Report (Date of earliest event reported)


                       PRIMUS KNOWLEDGE SOLUTIONS, INC.

            (Exact name of Registrant as specified in its charter)



   WASHINGTON                          0-26273                     91-1350484

 (State of incorporation)      (Commission file number)       (I.R.S. Employer
                                                             Identification No.)


                         1601 FIFTH AVENUE, SUITE 1900
                           SEATTLE, WASHINGTON 98101

         (Address of principal executive offices, including zip code)


                                (206) 292-1000

             (Registrant's telephone number, including area code)


                                Not Applicable

         (Former name or former address, if changed since last report)

ITEM 5.  Other Events

Attached to this current report on Form 8-K are the Registrant's audited consolidated financial statements as of December 31, 1999 and 1998, for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, selected financial data and management's discussion and analysis of financial condition and results of operations.

ITEM 7.  Financial Statements and Exhibits.

(c) Exhibits

The following Exhibits are filed as part of this report:

23.1 Consent of KPMG LLP
27.1 Financial Data Schedule
27.2 Financial Data Schedule
27.3 Financial Data Schedule

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                       PRIMUS KNOWLEDGE SOLUTIONS, INC.



Date: June 30, 2000           By: /s/ Elizabeth Huebner
                              Executive Vice President, Chief Financial Officer,
                              Secretary and Treasurer
                              (Principal financial and chief accounting officer)

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data and other operating information are derived from our consolidated financial statements. The consolidated statement of operations and balance sheet data presented below were derived from our audited consolidated financial statements. When you read this selected consolidated financial data, it is important that you also read the historical consolidated financial statements and related notes included in this Form 8-K, as well as the section of this Form 8-K related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.


                                                                              FISCAL YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------------------
                                                            1999            1998           1997          1996           1995
                                                        ------------    -----------    -----------    -----------    -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of Operations Data:(1)
 Revenue.............................................   $     27,318    $    12,219    $     7,496    $     4,654    $     3,304
 Cost of revenue.....................................          7,725          4,653          3,212          2,039          1,996
 Sales and marketing.................................         19,180         12,537          5,716          3,972          2,118
 Research and development............................         10,177          5,957          3,577          2,882          1,744
 General and administrative..........................          6,657          4,518          2,313          1,869          1,760
 Merger related costs................................          1,520             --             --             --             --
                                                        ------------    -----------    -----------    -----------    -----------
  Loss from operations...............................        (17,941)       (15,446)        (7,322)        (6,108)        (4,314)
 Other income (expense), net.........................          1,093            (52)           390            113            (48)
                                                        ------------    -----------    -----------    -----------    -----------
  Loss before income taxes...........................        (16,848)       (15,498)        (6,932)        (5,995)        (4,362)
 Income tax expense (benefit)........................            267            (57)            34             68             --
                                                        ------------    -----------    -----------    -----------    -----------
  Net loss...........................................        (17,115)       (15,441)        (6,966)        (6,063)        (4,362)
                                                        ============    ===========    ===========    ===========    ===========

  Net loss available to common
   shareholders......................................        (18,234)       (16,278)        (7,339)        (6,271)        (4,362)
                                                        ============    ===========    ===========    ===========    ===========
Basic and diluted net loss per
 common share(2).....................................          (1.81)         (3.49)         (1.60)         (1.43)         (1.25)
Shares used in computing basic and diluted  net loss
per common share.....................................     10,081,183      4,668,404      4,594,113      4,392,778      3,495,638

                                                                                       DECEMBER 31,
                                                        ------------------------------------------------------------------------
                                                            1999           1998           1997           1996           1995
                                                        ------------    -----------    -----------    -----------    -----------
                                                                                      (IN THOUSANDS)
Consolidated Balance Sheet Data:(1)

 Cash and cash equivalents...........................   $     17,602    $     7,708    $     3,900    $     2,439    $       277
 Working capital (deficit)...........................         44,538          4,981          1,337          2,687           (716)
 Total assets........................................         67,406         21,574          9,800          7,006          2,319
 Total current liabilities...........................         19,591         13,141          6,815          2,600          1,934
 Long-term debt, net of current portion..............             60          1,265            551            798            240
 Redeemable convertible preferred stock..............          9,054         31,523         10,399          8,128             --
 Shareholders' equity (deficit)......................         38,701        (24,355)        (7,966)        (4,520)           144

(1)  Reflects restatement for pooling-of-interests business combination. See
     Note 13 of Notes to Consolidated Financial Statements.
(2) For further discussion of loss per share see Note 1 of Notes to Consolidated Financial Statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

This financial information contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities and Exchange Act of 1934, as amended. Forward looking statements include, without limitation, statements containing the words "anticipates", "believes", "expects", "intends", "future", and words of similar import which express management's belief, expectations or intentions regarding the company's future performance. All forward looking statements included in this report are based on information available to us on the date hereof, and the we have no obligation to update any such forward looking statements. Our actual results could differ materially from our historical operating results and from those anticipated in these forward looking statements.

Overview

We are a leading provider of eCRM software that enables companies to maximize the value of customer interactions across multiple communication channels and business processes thereby enhancing customer relationships. Our solution addresses the unique challenges faced by companies implementing an e-business strategy. Our product suite is designed to be a comprehensive software solution that enables companies to effectively manage all major points of customer contact, from marketing to sales to customer support, and create value for both the company and the customer with every interaction. Our software solutions can be deployed as a suite or as individual products, depending on the company's preference and/or immediate need.

To remain competitive in today's business environment, companies are implementing e-business initiatives to enable them to interact with their customers using both traditional and e-business communication channels, including the Internet, in a way that will maximize the value of each customer interaction. More specifically, these initiatives allow companies to market their products, transact sales, manage customer service, and interact and communicate with customers, partners and suppliers using the Internet and other electronic means. Ultimately, each customer interaction must be maximized for purposes of customer retention, cross-sell and up-sell opportunities, and customer satisfaction to enhance customer relationships.

On December 12, 1999, we acquired Imparto Software Corporation (Imparto), a privately held software company and developer of emarketing software. In connection with the transaction, we issued 913,788 shares of our common stock in exchange for all outstanding shares of preferred stock, preferred stock warrants, and common stock of Imparto, and we converted all outstanding options to purchase Imparto common stock into options to purchase up to 86,212 shares of Primus common stock. The transaction was accounted for as a pooling of interests. The consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of Imparto. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity.

On January 21, 2000, we acquired 2order.com, Inc. (2order.com), a privately held software company which develops and markets software that acts as a personal sales assistant, helping buyers define requirements and configure custom solutions. 2order.com was incorporated in Georgia in 1991 under the name Business Systems Design, Inc. As a result of the acquisition, we issued 1,506,127 shares of our common stock, $.025 par value per share, in exchange for all issued and outstanding capital stock and assumed all outstanding options and warrants of 2order.com, which represents, on a converted basis, 150,378 shares of our common stock. The acquisition was accounted for as a pooling of interests business combination, and accordingly, the consolidated financial statements have been prepared to reflect the restatement of all periods presented to include the accounts of 2order.com. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The combined consolidated financial statements are now considered the historical financial statements of Primus.

Before 1998, we recognized software license revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1. Beginning in 1998, we have recognized software license revenue in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition," which provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair value of the elements. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement have been delivered. The AICPA recently issued its Statement of Position 98-9, which provides certain amendments to its Statement of Position 97-2 and is effective for transactions entered into beginning January 1, 2000. We do not expect implementation of this latest AICPA pronouncement to materially impact our revenue recognition practices.

Our revenue consists of software license revenue and related client services revenue. For the foreseeable future, we expect substantially all of our revenue will be derived from our eCRM software and related services. We market our software and services on a worldwide basis through our direct sales organization in the United States and the United Kingdom. In Japan, Primus KK, a Japanese joint venture in which we hold a 14.3% minority interest, distributes our products. Our international sales constituted 16% of our 1999, 12% of our 1998 revenue and less than 1% of our 1997 revenue. We believe that international revenue, as a percentage of our total revenue, will fluctuate in the future.

Our services revenue consists of consulting, training and maintenance and support fees. We provide consulting and training services relating to our products on a time-and-materials basis under installation services agreements with our customers. We provide maintenance and support services to our customers under renewable one-year maintenance and support agreements, which we price as a percentage of our license fees.

We currently recognize license revenue over the implementation period if implementation services are included in the original license arrangement. As a result, even where we have a signed license agreement for the purchase of our software and have shipped the software, license revenue recognition depends on whether we have begun implementation. For license agreements under which we have no implementation responsibility, or where implementation is not considered to be essential to the functionality of the software, we generally recognize revenue from the agreement upon shipping the software.

For new customers, we generally enter into services agreements to implement our software. Most of our new customers begin implementation within 30 to 60 days of signing a license agreement. Once commenced, implementation of our products typically ranges from 30 to 45 days, an improvement from prior years when installations took 60 to 90 days. Examples of situations under which we have no implementation responsibility include additional license sales to existing customers or customers who elect to use internal or third party resources to implement the software.

We have invested heavily in product development and in building our sales, marketing, finance and administrative and client services organizations. From November 1997 through December 1999, we made a strategic investment in building our executive management team to help us execute our long-term growth strategy. We have incurred quarterly net losses since inception, and as of December 31, 1999, had an accumulated deficit of $54.4 million. We anticipate that our operating expenses will continue to increase substantially for the foreseeable future as we continue to expand our product development, sales and marketing and client-services staff.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of total revenue represented by each item reflected in our Consolidated Statements of Operations.

                                                                                FISCAL YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------
                                                                           1999            1998            1997
-----------------------------------------------------------------      ------------    ------------    ------------
                                                                             (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
 License.........................................................            69%             64%            59%
 Services........................................................            31              36             41
                                                                       ------------    ------------    ------------
       Total revenue.............................................           100             100            100
                                                                       ------------    ------------    ------------

Cost of revenue:
 License.........................................................             4               4              3
 Services........................................................            24              34             40
                                                                       ------------    ------------    ------------
       Total cost of revenue.....................................            28              38             43
                                                                       ------------    ------------    ------------
       Gross profit..............................................            72              62             57
                                                                       ------------    ------------    ------------

Operating expenses:
 Sales and marketing.............................................            70             103             76
 Research and development........................................            37              49             48
 General and administrative......................................            24              37             31
 Merger related costs............................................             6              --             --
                                                                       ------------    ------------    ------------
       Total operating expenses..................................           137             189            155
                                                                       ------------    ------------    ------------
       Loss from operations......................................           (65)           (127)           (98)
Other income, net................................................             4              (1)             5
                                                                       ------------    ------------  ------------
       Loss before income taxes..................................           (61)           (128)           (93)
Income tax expense (benefit).....................................             1              (1)            --
                                                                       ------------    ------------    ------------
       Net loss..................................................           (62)%          (127)%          (93)%
                                                                       ============    ============    ============


REVENUE

We derive our revenue from the sale of software licenses and related services including support and maintenance contracts. Revenue was $27.3 million, $12.2 million, and $7.5 million in 1999, 1998 and 1997, respectively, representing increases of $15.1 million, or 124%, from 1998 to 1999 and $4.7 million, or 63%, from 1997 to 1998. During 1999 and 1997, no single customer accounted for 10% or more of total revenue. During 1998, one customer's purchases represented 11% of total revenue.

License Revenue. License revenue was $18.8 million, $7.8 million and $4.4 million in 1999, 1998 and 1997, respectively. The increase was due to widespread acceptance of our eCRM software in the marketplace, increased international sales and increases in both the size and productivity of the sales force. License revenue as a percentage of total revenue was 69%, 64% and 59% in 1999, 1998 and 1997, respectively. Sales personnel totaled 57, 51 and 23 as of December 31, 1999, 1998 and 1997, respectively. The increase in international license revenue was $2.0 million from 1998 to 1999 and $1.1 million from 1997 to 1998. This increase was due primarily to the increased size and productivity of our sales force and increased international sales as a result of the opening of our United Kingdom sales office and sales through our Japanese distributor.

Services Revenue. Services revenue was $8.5 million, $4.4 million and $3.1 million in 1999, 1998 and 1997, respectively. Maintenance and support contract revenue increased $2.6 million from 1998 to 1999 and consulting fees increased $1.4 million over the same period. Services revenue increased 50% from $3.1 million in 1997 to $4.4 million in 1998. The increase in services revenue from 1997 to 1998 was a result of a $1.3 million increase in maintenance and support contract revenue and $100,000 in consulting revenue. The increase in maintenance and support contract revenue was a result of the increasing number of licenses sold.

Services revenue represented 31%, 36% and 41% of our total revenue in 1999, 1998 and 1997, respectively. Services revenue as a percentage of total revenue is declining due to the fact that license revenue is growing at a faster pace than services revenue. The decline is primarily due to the fact that the implementation period for our software has shortened. We expect the proportion of services revenue to total revenue to fluctuate in the future, depending in part on our customers' use of third-party consulting and implementation services providers.

COST OF REVENUE

Cost of License Revenue. Cost of license revenue includes royalties and fees paid to third parties under license arrangements and costs related to media and duplication of our products and manuals. Cost of license revenue was $1.1 million, $508,000, and $203,000 in 1999, 1998 and 1997, respectively. The cost of license revenue increased $604,000, or 119%, from 1998 to 1999 and $305,000, or 150%, from 1997 to 1998. Cost of license revenue as a percentage of license revenue was 6%, 7% and 5% in 1999, 1998 and 1997, respectively. We anticipate that our cost of license revenue will continue to increase in absolute dollars and as a percent of license revenue which has varied in the past due to the expected increase in the volume of software product sales and the type of royalty agreements in place at the time.

Cost of Services Revenue. Cost of services revenue includes personnel and other costs related to professional services and customer support. Cost of services revenue was $6.6 million, $4.1 million and $3.0 million in 1999, 1998 and 1997, respectively. Cost of services revenue increased $2.5 million, or 60%, from 1998 to 1999 and $1.1 million, or 38%, from 1997 to 1998. The increases in cost of services revenue for the comparable years was primarily a result of hiring and training a consulting organization to implement our eCRM products. Professional services and customer support personnel totaled 63, 42 and 24 as of December 31, 1999, 1998 and 1997, respectively. Cost of services revenue as a percentage of services revenue was 77%, 93% and 98% in 1999, 1998 and 1997, respectively. The decrease in cost of services revenue as a percentage of services revenue from 1997 and 1998 to 1999 was primarily due to higher utilization of consulting-services personnel and growth of maintenance revenue.

OPERATING EXPENSES

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, bonuses and commissions earned by sales and marketing personnel, travel and costs associated with marketing programs, such as trade shows, public relations and new product launches. Sales and marketing expenses were $19.2 million, $12.5 million and $5.7 million in 1999, 1998 and 1997, respectively. Sales and marketing expenses increased $6.6 million, or 53%, from 1998 to 1999 and $6.8 million, or 119%, from 1997 to 1998. The increases in each year from 1997 to 1999 are primarily due to the continued growth in the number of our sales and marketing personnel as well as an increase in commissions paid as a result of revenue growth. Sales and marketing employees totaled 79, 68 and 37 as of December 31, 1999, 1998 and 1997, respectively. Sales and marketing expenses as a percentage of total revenue was 70%, 103% and 76% in 1999, 1998 and 1997, respectively. The decrease in sales and marketing expense as a percentage of revenues from 1998 to 1999 reflects a slower growth in the number of sales and marketing personnel. The fluctuation from 1997 to 1998 reflects the building of the sales and marketing infrastructure to generate increased revenue and the launch of our United Kingdom office. We believe that a significant increase in our sales and marketing efforts is essential for us to maintain market position and further increase market acceptance of our products. Accordingly, we anticipate that we will continue to invest significantly in sales and marketing for the foreseeable future, and the dollar amount of sales and marketing expenses will increase in future periods, although they may decline as a percentage of total revenue.

Research and Development. Research and development expenses consist primarily of salaries and benefits for software developers, program managers and quality assurance personnel and payments to outside contractors. Research and development expenses were $10.2 million, $6.0 million and $3.6 million in 1999, 1998 and 1997, respectively. Research and development expenses increased $4.2 million, or 71%, from 1998 to 1999 and $2.4 million, or 67%, from 1997 to 1998. The increases in each year from 1997 to 1999 were primarily due to increased hiring of software developers and quality-assurance staff to support development of our new products, enhancements to our existing products and an increase in compensation levels for development and quality-assurance personnel. Research and development personnel totaled 88, 59 and 44 as of December 31, 1999, 1998 and 1997, respectively. Research and development expenses as a percentage of total revenue were 37%, 49% and 48% for 1999, 1998 and 1998, respectively. We believe that a significant increase in our research and development investment is essential for us to maintain our market position, to continue to expand our eCRM software and to develop additional applications. Accordingly, we anticipate that we will continue to invest significantly in product research and development for the foreseeable future, and research and development expenses are likely to increase in future periods. As such, we expect research and development costs as a percentage of total revenue to fluctuate. In the development of our new products and enhancements of existing products, the technological feasibility of our software is not established until substantially all product development is complete. Accordingly, software development costs eligible for capitalization were insignificant, and all costs related to internal research and development have been expensed as incurred.

General and Administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative and information services personnel. General and administrative expenses were $6.7 million, $4.5 million and $2.3 million in 1999, 1998 and 1997, respectively. General and administrative expenses increased $2.1 million, or 47%, from 1998 to 1999 and $2.2 million, or 95%, from 1997 to 1998. The increase in general and administrative expenses was primarily the result of our hiring additional executive, finance, and administrative personnel to support the growth of our business during these periods as well as an increase in legal and professional fees associated with becoming a public company. The increase in expense also reflects an increase in our provision for doubtful accounts. General and administrative employees totaled 35, 32 and 22 as of

December 31, 1999, 1998 and 1997, respectively. General and administrative expenses as a percentage of total revenue were 24%, 37% and 31% in 1999, 1998 and 1997, respectively. The fluctuation of general and administrative expense as a percentage of total revenue from 1998 to 1999 reflects the building of our infrastructure in 1998. We believe that our general and administrative expenses will continue to increase as a result of the continued expansion of our administrative staff and the expenses associated with being a public company, including, but not limited to, annual and other public-reporting costs, directors' and officers' liability insurance, investor-relations programs and professional-services fees.

Merger Related Costs. Merger related costs were approximately $1.5 million or 6% of net sales in 1999. These costs were recorded in connection with the December 1999 merger with Imparto that was accounted for under the pooling of interests method of accounting.

Other Income, Net. Other income (expense) was $1.1 million, $(52,000), and $390,000 in 1999, 1998 and 1997, respectively. The variances from period to period are due to fluctuations in the average combined cash and cash equivalents and short-term investment balances. The Company expects to continue to yield investment income on its average balance of combined cash and cash equivalents and short-term and long-term investments at an average rate comparable to that experienced in 1999.

Income Taxes. We have not recorded income tax benefits related to the net operating losses in 1999, 1998 and 1997 as a result of the uncertainties regarding the realization of the net operating losses. Income tax expense recorded in 1999 primarily relates to our foreign operations. The tax benefit recorded in 1998 primarily relates to a tax benefit from the separate results of Imparto, net of tax expense from our foreign operations. Tax expense recorded in 1997 primarily relates to tax expense from the separate results of Imparto.

Net operating loss carryforwards for federal and state income tax reporting purposes of $56.0 million, of which $13.9 million is related to deductions related to the exercise of non-qualified stock options, begin to expire in 2001 if not utilized. The Internal Revenue Code contains provisions that limit the use in any future period of net operating loss and credit carryforwards upon the occurrence of certain events, including significant change in ownership interests.

                        QUARTERLY RESULTS OF OPERATIONS

The following table presents our unaudited quarterly results of operations for 1999 and 1998. You should read the following table in conjunction with our consolidated financial statements and the notes related thereto. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from our quarterly results of operations.

                                                                          Three Months Ended
                                   ------------------------------------------------------------------------------------------------
                                   Dec. 31,       Sept. 30,   June 30,    Mar. 31,  Dec. 31,     Sept.30,    June 30,     Mar. 31,
                                     1999           1999       1999        1999       1998         1998        1998         1998
                                  ---------       --------   --------    --------  ---------    ---------   ----------   ----------
                                                                                  (in thousands)
Consolidated Statement of
Operations Data:
Revenue:
 License.........................  $ 6,392       $ 4,447   $  4,671    $  3,259   $   2,867      $ 1,664     $ 1,897     $ 1,356
 Services........................    2,890         2,496      1,844       1,319       1,214        1,206       1,065         950
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Total revenue....................    9,282         6,943      6,515       4,578       4,081        2,870       2,962       2,306
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Cost of revenue:
 License.........................      396           241        315         160         263           71         117           57
 Services........................    2,119         1,638      1,521       1,335       1,241        1,184         869          851
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Total cost of revenue............    2,515         1,879      1,836       1,495       1,504        1,255         986          908
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Gross profit.....................    6,767         5,064      4,679       3,083       2,577        1,615       1,976        1,398
Operating expenses:
 Sales and marketing.............    5,383         5,309      4,760       3,728       4,252        3,886       2,695        1,704
 Research and development........    3,488         2,517      2,107       2,065       1,489        1,672       1,606        1,190
 General and administrative......    2,507         1,568      1,262       1,320       1,954        1,086         797          681
    Merger related costs.........    1,520            --         --          --          --           --          --           --
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Total operating expenses.........   12,898         9,394      8,129       7,113       7,695        6,644       5,098        3,575
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Loss from operations.............   (6,131)       (4,330)    (3,450)     (4,030)     (5,118)      (5,029)     (3,122)      (2,177)
Other income (expense), net......      557           505          4          27          21           (4)        (84)          15
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Loss before income taxes.........   (5,574)       (3,825)    (3,446)     (4,003)     (5,097)      (5,033)     (3,206)      (2,162)
Income tax expense (benefit).....       40            27        173          27         (57)          --          --           --
                                  ---------     ----------  ---------  ----------  ---------    ---------   ----------   ----------
Net loss.........................  $(5,614)      $(3,852)   $(3,619)    $(4,030)    $(5,040)     $(5,033)    $(3,206)     $(2,162)
                                  =========     ==========  =========  ==========  =========    =========   ==========   ==========

The following table sets forth unaudited quarterly results of operations as a percentage of revenue for 1999 and 1998.

                                                                                         Three Months Ended
                                   ----------------------------------------------------------------------------------------------
                                    Dec. 31,    Sept. 30,    June 30,      March 31,   Dec. 31,   Sept. 30,    June 30,  March 31,
                                      1999         1999        1999          1999        1998        1998        1998       1998
                                   ----------   ----------  ---------     ----------   ---------  ---------   ---------  ---------
Consolidated Statement of
Operations Data:
Revenue:
 License.........................     68.9%       64.0%       71.7%          71.2%       70.3%      58.0%       64.0%      58.8%

 Services........................      31.1       36.0         28.3         28.8          29.7         42.0        36.0     41.2
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Total revenue....................     100.0      100.0        100.0        100.0         100.0        100.0       100.0    100.0
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Cost of revenue:
 License.........................       4.3        3.5          4.8          3.5           6.4          2.5         4.0      2.5
 Services........................      22.8       23.6         23.4         29.2          30.5         41.2        29.3     36.9
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Total cost of revenue............      27.1       27.1         28.2         32.7          36.9         43.7        33.3     39.4
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Gross profit.....................      72.9       72.9         71.8         67.3          63.1         56.3        66.7     60.6
Operating expenses:
 Sales and marketing.............      58.0       76.5         73.1         81.4         104.2        135.4        91.0     73.9
 Research and development........      37.6       36.2         32.3         45.1          36.5         58.3        54.2     51.6
 General and administrative......      27.0       22.6         19.4         28.8          47.8         37.8        26.9     29.5
    Merger related costs.........      16.4        --           --            --            --           --          --       --
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Total operating expenses.........     139.0      135.3        124.8        155.3         188.5        231.5       172.1    155.0
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Loss from operations.............     (66.1)     (62.4)       (53.0)       (88.0)       (125.4)      (175.2)     (105.4)   (94.4)
Other income (expense), net......       6.0        7.3          0.1          0.6           0.5         (0.2)       (2.8)     0.6
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Loss before income taxes.........     (60.1)     (55.1)       (52.9)       (87.4)       (124.9)      (175.4)     (108.2)   (93.8)
Income tax expense (benefit).....       0.4        0.4          2.7          0.6          (1.4)          --          --       --
                                     --------   ---------  -----------  -----------   -----------  -----------  --------  ---------
Net loss.........................     (60.5)%    (55.5)%      (55.6)%      (88.0)%       (123.5)%    (175.4)%    (108.2)%  (93.8)%
                                     ========   =========  ===========  ===========   ===========  ===========  ========  =========

The trends discussed above in the annual comparisons of operating results generally apply to the comparison of operating results for the four quarters in the 12-month period ended December 31, 1999 and 1998. The fourth quarter of 1999 also included costs related to the merger with Imparto. Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future as a result of a number of factors, many of which are outside our control.

LIQUIDITY AND CAPITAL RESOURCES

Prior to our initial public offering, we have primarily financed our operations through the private sale of our equity securities. To a lesser extent, we have financed our operations through equipment financing and traditional lending arrangements. In July 1999, we completed our initial public offering and issued 4,622,500 shares of common stock at an initial public offering price of $11.00 per share. We received approximately $46.2 million in cash, net of underwriting discounts, commissions, and other offering costs.

As of December 31, 1999, we had cash and cash equivalents of $17.6 million and available-for-sale securities of $37.1 million, representing an increase of $44.1 million from cash and investments held as of December 31, 1998. As of December 31, 1999, our working capital was $44.5 million compared to $5.0 million at December 31, 1998.

Our operating activities resulted in net cash outflows of $10.8 million and $11.6 million in 1999 and 1998, respectively. The decrease in operating cash outflows from 1998 to 1999 was due primarily to a decrease in deferred revenue offset by a decrease in accounts receivable.

Investing activities used cash of $36.1 million and $4.0 million in 1999 and 1998, respectively. Investing activities used cash primarily for the purchase of short-term securities following our initial public offering and the purchase of capital equipment.

Financing activities provided cash of $56.8 million and $19.4 million in 1999 and 1998, respectively. In 1999 cash provided by financing activities was primarily due to the proceeds from our initial public offering in July, offset in part by payments on our credit facility and capital lease obligations.

We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we:

 .    enter new markets for our products and services

 .    increase research and development spending

 .    increase sales and marketing activities

 .    develop new distribution channels

 .    improve our operational and financial systems

 .    broaden our professional services capabilities

Such operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds from our initial public offering. We believe that the net proceeds from our initial public offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute our current shareholders' ownership interest in Primus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to the impact of interest rate changes and change in the market values of our investments.

Interest Rate Risk. The Company is exposed to the impact of short-term changes in interest rates. The Company's exposure primarily relates to the Company's investment portfolio. The Company invests its excess cash in high quality corporate and municipal debt instruments. Investments in both fixed rate and floating rate interest earning instruments carries a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted by a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. As a result, changes in interest rates may cause the Company to suffer losses in principal if forced to sell securities that have declined in market value or may cause the Company's future investment income to fall short of expectations. Our investment portfolio is designated as available-for-sale, and accordingly is presented at fair value in the consolidated balance sheet.

The Company protects and preserves its invested funds with investment policies and procedures that limit default, market and reinvestment risk. The Company has not utilized derivative financial instruments in its investment portfolio.

In 1999, the effects of changes in interest rates on the fair market value of our marketable investment securities and our earnings were insignificant. At December 31, 1999, our investment portfolio included approximately $4.5 million in variable rate investments, primarily all of which are due after 2000. Fixed rate investments at December 31, 1999 of approximately $32.6 million had a weighted average interest rate of 6.34% and are primarily due in 2000. We believe that the impact on the fair market value of our securities and our earnings in 2000 from a hypothetical 10% increase in interest rates would be insignificant.

Foreign Currency Risk. We develop products in the United States and sell them in North America, Asia and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. The Company has one foreign subsidiary whose expenses are incurred in its local currency. As exchange rates vary, its expenses, when translated, may vary from expectations and adversely impact overall expected profitability.

Our operating results have not been significantly affected by exchange rate fluctuations in 1999. If, in 2000, the US dollar uniformly decreases in strength by 10% relative to the currency of our foreign sales subsidiary, our operating results would likely not be significantly effected.

Impact of Year 2000 Issue
We have experienced no disruption to our operations as a result of the "Year 2000" issue. The "Year 2000" issue is the result of computer programs being unable to differentiate between the year 1900 and the year 2000 because they were written using two digits rather than four to define the applicable year. This programming flaw could result in a system failure or miscalculations with respect to current programs. We established a Year 2000 Committee with representatives from all of the functional areas at Primus to engage in a comprehensive review of our computer systems and software applications and equipment that utilize date sensitive computer chips. Based on this review, we determined that some of our software, hardware and equipment had to be modified or replaced so that they would properly utilize dates beyond December 31, 1999. These replacements and modifications were completed by December 31, 1999. Furthermore, we contacted key business partners, including third-party suppliers, services providers, distributors, wholesalers and other entities with whom we have a business to determine their compliance with year 2000 requirements. All mission-critical facilities, equipment and systems were monitored by an on-site team on December 31, 1999 with no reported disruptions. As of December 31, 1999, we had completed all phases of our year 2000 project, including contingency planning for critical aspects of our operations. Although we have experienced no year 2000 compliance problems to date, some problems may not surface until several months after January 1, 2000. Accordingly, we are continuing to monitor our operations and our business partners for year 2000 compliance problems. Were any such problems to arise that we were unable to identify and correct in a timely manner, our operations could be adversely affected. In addition, although we do not expect that the cost to fix any year 2000 problems that may be identified would be material, the costs of upgrading or replacing any non-compliant systems or equipment could exceed our expectations and adversely affect our operating results.

Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on our consolidated financial statements.

In June 2000 the SEC updated Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements". The most recent update delays the effective date of SAB 101 to the fourth quarter for fiscal years beginning after December 15, 1999. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. We will adopt the provisions of SAB 101 in the fourth quarter of 2000 and anticipate that such adoptions will not have a material impact on our consolidated financial statements.

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. Interpretation No. 44 clarifies the application of APB Opinion 25, Accounting for Stock Issued to Employees, for issues, among others, regarding; (a) the definition of employees,
(b) defining non-compensatory plans, (c) modifications to previously fixed stock option awards, and (d) accounting for an exchange of stock compensation awards in a business combination. We will adopt Interpretation No. 44 in the third quarter of 2000 and do not expect the adoption of the Interpretation to have a material impact on the consolidated financial statements.

The American Institute of Certified Public Accountants recently issued Statement of Position No. 98-9 that provides certain amendments to SOP No. 97-2 and is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact our revenue recognition practices.

                        PRIMUS KNOWLEDGE SOLUTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                PAGE
                                                              --------
Independent Auditors' Report...............................     F-2

Consolidated Balance Sheets as of
December 31, 1999 and 1998.................................     F-3

Consolidated Statements of Operations for the
Years Ended December 31, 1999, 1998 and 1997................    F-4

Consolidated Statements of Shareholders'
Equity (Deficit) and Comprehensive Loss for the Years
Ended December 31, 1999, 1998 and 1997......................    F-5

Consolidated Statements of Cash Flows for the
Years Ended December 31, 1999, 1998 and 1997................    F-6

Notes to Consolidated Financial Statements..................    F-7

Schedule II Valuation and Qualifying Accounts             Exhibit 23

                          Independent Auditors' Report

The Stockholders and Board of Directors
Primus Knowledge Solutions, Inc.:

We have audited the consolidated financial statements of Primus Knowledge Solutions, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as whole presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Seattle, Washington
March 6, 2000

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                                                            DECEMBER 31,
                                                                                                ------------------------------------
                                                                                                     1999               1998
                                                                                                ---------------     ----------------
                                                                                              (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                              ASSETS

Current assets:
 Cash and cash equivalents, including restricted cash of $403 and $394 at
   December 31, 1999 and 1998, respectively                                                     $         17,602    $         7,708
 Short-term investments                                                                                   37,055              2,833
 Accounts receivable, net of allowance for doubtful accounts
   of $823 and $378 at December 31, 1999 and 1998 respectively                                             8,479              5,851
 Investor note receivable                                                                                     --              1,200
 Prepaid expenses and other current assets                                                                   993                530
                                                                                                   -------------       ------------
       Total current assets                                                                               64,129             18,122
                                                                                                   -------------       ------------


Property and equipment, net                                                                                2,853              2,540
Accounts receivable, long-term                                                                                --                600
Other assets                                                                                                 424                312
                                                                                                   -------------       ------------
       Total assets                                                                             $         67,406    $        21,574
                                                                                                   =============       ============



       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                                                                                          1,415                844
 Accrued and other liabilities                                                                             4,190              2,286
 Compensation-related accruals                                                                             3,249              1,556
 Current portion of long-term debt                                                                           319                502
 Deferred revenue, including related-party amounts of $1,516
   and $1,395 at December 31, 1999 and 1998, respectively                                                 10,418              7,953
                                                                                                   -------------       ------------
       Total current liabilities                                                                          19,591             13,141
                                                                                                   -------------       ------------


Long-term debt, net of current portion                                                                        60              1,265
Redeemable convertible preferred stock issued and outstanding
 916,918 and 13,727,486 shares at December 31, 1999 and 1998,
 respectively                                                                                              9,054             31,523

Commitments, contingencies and subsequent event

Shareholders' equity (deficit):
 Preferred stock, $.001 par value; authorized 15,000,000 shares:
   Convertible preferred stock; issued and outstanding no shares and 763,193
     at December 31, 1999 and 1998, respectively                                                              --                  1
 Common stock, $.025 par value; authorized 50,000,000
   shares; issued and outstanding 16,180,886 and 4,995,393
   shares at December 31, 1999 and 1998, respectively                                                        404                125
 Additional paid-in capital                                                                               92,891             12,775
 Deferred stock-based compensation                                                                          (114)                --
 Accumulated other comprehensive loss                                                                       (110)                (1)
 Accumulated deficit                                                                                     (54,370)           (37,255)
                                                                                                   -------------       ------------
       Total shareholders' equity (deficit)                                                               38,701            (24,355)
                                                                                                   -------------       ------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                     $         67,406    $        21,574
                                                                                                   =============       ============


          See accompanying notes to consolidated financial statements.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                         YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------------------
                                                                                 1999               1998             1997
                                                                           --------------      ------------     ------------
                                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenue:
 License, including amounts from related parties of $1,353,
   $575 and $30 in 1999, 1998 and 1997, respectively                     $         18,769      $      7,784     $      4,434
 Services                                                                           8,549             4,435            3,062
                                                                           --------------      ------------     ------------
       Total revenue                                                               27,318            12,219            7,496
                                                                           --------------      ------------     ------------


Cost of revenue:
 License                                                                            1,112               508              203
 Services                                                                           6,613             4,145            3,009
                                                                           --------------      ------------     ------------
       Total cost of revenue                                                        7,725             4,653            3,212
                                                                           --------------      ------------     ------------
       Gross profit                                                                19,593             7,566            4,284
                                                                           --------------      ------------     ------------


Operating expenses:
 Sales and marketing                                                               19,180            12,537            5,716
 Research and development                                                          10,177             5,957            3,577
 General and administrative                                                         6,657             4,518            2,313
 Merger related costs                                                               1,520                --               --
                                                                           --------------      ------------     ------------
       Total operating expenses                                                    37,534            23,012           11,606
                                                                           --------------      ------------     ------------

       Loss from operations                                                       (17,941)          (15,446)          (7,322)

Other income                                                                        1,533               226              552
Other expense                                                                        (440)             (278)            (162)
                                                                           --------------      ------------     ------------

       Loss before income taxes                                                   (16,848)          (15,498)          (6,932)

Income tax expense (benefit)                                                          267               (57)              34
                                                                           --------------      ------------     ------------

       Net loss                                                                   (17,115)          (15,441)          (6,966)

Preferred stock accretion                                                          (1,119)             (837)            (373)
                                                                           --------------      ------------     ------------
       Net loss available to common shareholders                         $        (18,234)     $    (16,278)    $     (7,339)
                                                                           ==============      ============     ============


Basic and diluted net loss per common share                              $          (1.81)     $      (3.49)    $      (1.60)
                                                                           ==============      ============     ============

Shares used in computing basic and diluted net
 loss per common share                                                         10,081,183         4,668,404        4,594,113
                                                                           ==============      ============     ============

          See accompanying notes to consolidated financial statements.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                            Convertible preferred stock            Common stock
                                                         --------------------------------   -------------------------
                                                             Shares           Par value       Shares        Par value
                                                         ------------      --------------   ----------    -----------
Balance at December 31, 1996                                  500,000       $         1      4,574,276    $       114
Exercise of stock options and warrants                             --                --         30,718              1
Stock options and warrants issued in
 exchange for services                                             --                --             --             --
Sale of Imparto convertible preferred stock, net               28,391                --             --             --
Redeemable convertible preferred stock accretion                   --                --             --             --
Shares granted under stock incentive plan                          --                --             --             --
Comprehensive loss - net loss                                      --                --             --             --

   Total comprehensive loss
                                                         ------------      --------------   ----------    -----------
Balance at December 31, 1997                                  528,391                 1      4,604,994            115
Exercise of stock options and warrants                             --                --        469,292             12
Stock options and warrants issued in
 exchange for services                                             --                --             --             --
Repurchase of common stock                                         --                --        (78,889)            (2)
Sale of Imparto convertible preferred stock, net              234,802                --             --             --
Redeemable convertible preferred stock accretion                   --                --             --             --
Comprehensive loss:
 Foreign currency translation loss                                 --                --             --             --
 Net loss                                                          --                --             --             --

   Total comprehensive loss
                                                         ------------      --------------   ----------    -----------
Balance at December 31, 1998                                  763,193                 1      4,995,397            125
Exercise of stock options and warrants                             --                --        715,681             18
Stock options and warrants issued in
 exchange for services                                             --                --         19,700             --
Repurchase of common stock                                         --                --        (14,099)            --
Sale of common stock in initial public offering, net of
       offering costs                                              --                --      4,622,500            116
Conversion of redeemable convertible preferred
 stock into common stock                                           --                --      4,799,992            120
Conversion of convertible preferred stock into
 common stock                                                (500,000)               (1)       166,666              4
Sale of common stock, net                                          --                --        129,972              3
Sale of Imparto convertible preferred stock, net              481,884                --             --             --
Conversion of Imparto convertible preferred stock            (745,077)               --        745,077             18
Deferred stock-based compensation                                  --                --             --             --
Redeemable convertible preferred stock accretion                   --                --             --             --
Comprehensive loss:
 Foreign currency translation loss                                 --                --             --             --
 Unrealized loss on short-term investments                         --                --             --             --
 Net loss                                                          --                --             --             --

   Total comprehensive loss
                                                         ------------      -------------    ----------    -----------
Balance at December 31, 1999                                       --       $        --     16,180,886    $       404
                                                         ============      =============    ==========    ===========

                                                                          Deferred
                                                                           stock-            Accumu-                    Total
                                                       Additional          based            lated other    Accumu-    Shareholder's
                                                         paid-in           compen-         comprehensive    lated        Equity
                                                         capital           sation              loss         deficit     (deficit)
                                                        ------------    --------------      -----------     ---------   ----------
Balance at December 31, 1996                            $     10,213    $           --      $        --     $ (14,848)  $   (4,520)
Exercise of stock options and warrants                            80                --               --            --           81
Stock options and warrants issued in
 exchange for services                                             9                --               --            --            9
Sale of Imparto convertible preferred stock, net                 257                --               --            --          257
Redeemable convertible preferred stock accretion                (373)               --               --            --         (373)
Shares granted under stock incentive plan                         24                --               --            --           24
Comprehensive loss - net loss                                     --                --               --        (6,966)
                                                                                            -----------     ---------
   Total comprehensive loss                                                                          --        (6,966)      (6,966)
                                                        ------------    --------------      -----------     ---------   ----------
Balance at December 31, 1997                                  10,210                --               --       (21,814)     (11,488)
Exercise of stock options and warrants                           822                --               --            --          834
Stock options and warrants issued in
 exchange for services                                            36                --               --            --           36
Repurchase of common stock                                      (471)               --               --            --         (473)
Sale of Imparto convertible preferred stock, net               3,015                --               --            --        3,015
Redeemable convertible preferred stock accretion                (837)               --               --            --         (837)
Comprehensive loss:
 Foreign currency translation loss                                --                --               (1)           --
 Net loss                                                         --                --               --       (15,441)
                                                                                            -----------     ---------
   Total comprehensive loss                                                                          (1)      (15,441)     (15,442)
                                                        ------------    --------------      -----------     ---------   ----------
Balance at December 31, 1998                                  12,775                --               (1)      (37,255)     (24,355)
Exercise of stock options and warrants                         2,107                --               --            --        2,125
Stock options and warrants issued in
 exchange for services                                           672                --               --            --          672
Repurchase of common stock                                      (104)               --               --            --         (104)
Sale of common stock in initial public offering, net of       46,105                --               --            --       46,221
       offering costs
Conversion of redeemable convertible preferred
 stock into common stock                                      23,468                --               --            --       23,588
Conversion of convertible preferred stock into
 common stock                                                     (3)               --               --            --           --
Sale of common stock, net                                      1,239                --               --            --        1,242
Sale of Imparto convertible preferred stock, net               7,584                --               --            --        7,584
Conversion of Imparto convertible preferred stock                (18)               --               --            --           --
Deferred stock-based compensation                                185              (114)              --            --           71
Redeemable convertible preferred stock accretion              (1,119)               --               --            --       (1,119)
Comprehensive loss:
 Foreign currency translation loss                                --                --               (4)           --
 Unrealized loss on short-term investments                        --                --             (105)           --
 Net loss                                                         --                --               --       (17,115)
                                                                                            -----------     ---------
   Total comprehensive loss                                                                        (109)      (17,115)     (17,224)
                                                        ------------    --------------      -----------     ---------   ----------
Balance at December 31, 1999                            $     92,891    $         (114)     $      (110)    $ (54,370)  $   38,701
                                                        ============    ==============      ===========     =========   ==========



          See accompanying notes to consolidated financial statements.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                               1999         1998        1997
                                                                           ---------    ---------    --------

Cash flows from operating activities:
 Net loss                                                                 $  (17,115)  $  (15,441)  $  (6,966)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
     Stock-based compensation                                                    956           36          33
     Depreciation and amortization                                             1,452          797         613
     Equity in loss of joint venture                                              --           --          50
     Changes in assets and liabilities:
       Accounts receivable                                                    (2,028)      (3,143)     (1,269)
       Prepaid royalties and other current assets                               (463)        (196)        176
       Other assets                                                             (112)        (260)         (2)
       Accounts payable and accrued liabilities                                2,560        1,735         346
       Compensation-related accruals                                           1,480          844         355
       Deferred revenue                                                        2,465        4,021       2,849
                                                                           ---------    ---------    --------
          Net cash used in operating activities                              (10,805)     (11,607)     (3,815)
                                                                           ---------    ---------    --------


Cash flows from investing activities:
 Purchases of short-term investments                                         (39,576)      (2,833)     (1,311)
 Maturities of short-term investments                                          5,249          610       1,000
 Purchases of property and equipment                                          (1,765)      (1,737)       (588)
                                                                           ---------    ---------    --------
          Net cash used in investing activities                              (36,092)      (3,960)       (899)
                                                                           ---------    ---------    --------


Cash flows from financing activities:
 Proceeds from issuance of long-term debt                                      1,157        1,872         266
 Repayments of long-term debt                                                 (2,545)      (1,023)       (348)
 Proceeds from (repayments of) line of credit                                    (85)        (415)        500
 Proceeds from issuance of common stock, net                                  47,463           --          --
 Proceeds from issuance of Imparto convertible preferred stock, net            7,584        3,015         257
 Proceeds from issuance of 2order redeemable convertible preferred
   stock, net                                                                  1,200        3,353       3,450
 Proceeds from issuance of redeemable preferred stock, net                        --       12,213       1,969
 Repurchase of common stock                                                     (104)        (473)         --
 Proceeds from exercise of stock options and warrants                          2,125          834          81
                                                                           ---------    ---------    --------
          Net cash provided by financing activities                           56,795       19,376       6,175
                                                                           ---------    ---------    --------

Effect of exchange rate changes on cash                                           (4)          (1)         --
                                                                           ---------    ---------    --------
          Net increase in cash and cash equivalents                            9,894        3,808       1,461

Cash and cash equivalents at beginning of year                                 7,708        3,900       2,439
                                                                           ---------    ---------    --------
Cash and cash equivalents at end of year                                  $   17,602   $    7,708   $   3,900
                                                                           =========    =========    ========


Supplemental disclosure of cash flow information - cash paid
 during the year for interest                                             $      159   $      196   $     157

Non-cash financing and investing activities:
 Accretion on redeemable convertible preferred stock                      $    1,119   $      837   $     373
 Conversion of redeemable convertible preferred stock into common
   stock                                                                      23,588           --          --
 Common stock issued in exchange for options and warrants                         --          473          --
 2order redeemable convertible preferred stock issued for investor
   note receivable                                                                --        1,200          --

          See accompanying notes to consolidated financial statements.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Primus Knowledge Solutions, Inc. and subsidiaries (Primus or the Company) is a leading provider of electronic customer relationship management (eCRM) software that enables companies to maximize the value of customer interactions across multiple communication channels and business processes thereby enhancing customer relationships.

     The Company's primary market is comprised largely of technology companies. Sales are primarily generated through a domestic and European field sales organization. The Company develops their products, which are sold domestically and internationally, at its Seattle, Washington headquarters.

     The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changing computing environments, rapid technological change, development of new products, limited protection of proprietary technology, and competitive pricing.


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries including its foreign subsidiary, Primus UK Ltd. All significant intercompany balances and transactions have been eliminated.

In December 1999, the Company merged with Imparto Software Corporation (Imparto) in a combination accounted for as a pooling-of-interests (note 13). In January 2000, the Company merged with 2order.com, Inc. (2order) in a combination accounted for as a pooling-of-interests (note 13). The consolidated financial statements and notes thereto for all periods prior to the combinations have been restated to include the accounts and results of operations of Imparto and 2order and have become the historical consolidated financial statements of the Company.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

The Company considers all short-term investments as available-for-sale. Accordingly, these investments are carried at fair value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of other comprehensive loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in its carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line or double-declining basis over the estimated useful lives of the assets (two to seven years) or over the lease term, if shorter for leasehold improvements.

              PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PROPERTY AND EQUIPMENT, CONTINUED

On January 1, 1999, the Company adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use." The adoption of SOP No. 98-1 did not have a material effect on the Company's capitalization policy. The Company's capitalized software consists primarily of external direct costs for software licenses.

INVESTMENT IN PRIMUS KK

In December 1995, Primus invested $50,000 for a 50% interest in Primus KK, a Japanese distributor, with Trans Cosmos Inc., a Japanese company (TCI), a significant shareholder of the Company. Primus accounted for its investment using the equity method and wrote down its investment to zero in March 1997 as a result of recognizing the Company's portion of the investee's losses to date.
In September 1997, Primus and TCI renegotiated their agreement, reducing Primus' ownership to 14.3%. The investment is accounted for using the cost method.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 1999 and 1998, the recorded amounts of cash and cash equivalents, short-term investments, due from investor, accounts receivable and payable, prepaid expenses and other current assets, accrued liabilities and compensation-related accruals reflected in the financial statements approximate fair value due to the short-term nature of the instruments. It was not practicable to estimate the fair value of the Company's investment in Primus KK.

REVENUE RECOGNITION

The Company generates revenues through two sources: (1) software license revenues and (2) service revenues. Software license revenues are generated from licensing the rights to use the Company's products directly to end-users and indirectly through resellers. Service revenues are generated from sales of maintenance services, consulting services, and training services performed for customers that license the Company's products.

On January 1, 1998, the Company adopted the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2), which provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence that is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. The adoption of SOP 97-2 did not have a material effect on revenue recognition or the Company's results of operations.

Revenues from software license agreements are recognized over the software implementation period (if sold with initial implementation services) or upon delivery of software (if sold without implementation services) if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. Elements included in multiple element arrangements consist of software products, upgrades, enhancements, customer support services, or consulting services. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. The Company enters into reseller arrangements that typically provide for sublicense fees based on a percentage of list price. Sublicense fees are generally recognized when reported by the reseller upon relicensing of the Company's product to end-users. The Company's agreements with its customers and resellers do not contain product return rights.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

REVENUE RECOGNITION, CONTINUED

Revenues from maintenance services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-material basis under separate service arrangements. Revenues from consulting and training services are recognized as services are performed. In cases where license fee payments are contingent on the acceptance of services, the Company defers recognition of revenues from both the license and the service elements until the acceptance criteria are met.

RESEARCH AND DEVELOPMENT

Costs incurred in the research and development of new software products and enhancement to existing software products are expensed as incurred until technological feasibility has been established. The Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, software costs incurred after the establishment of technological feasibility have not been material, and therefore, have been expensed.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expense was approximately $467,000, $394,000 and $220,000 during the years ended December 31, 1999, 1998, and 1997, respectively.

FEDERAL INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

2order historically elected to be taxed as an S Corporation pursuant to the Internal Revenue Code. As such, the Company did not record any provisions for Federal or state income taxes since all losses were passed through to, and the related income tax effects were the responsibility of, the shareholders of the Company. On September 30, 1997, 2order terminated its election to operate as an S Corporation and became taxable as a C Corporation from that date forward. 2order established deferred tax balances on the conversion date, net of a valuation allowance. From October 1, 1997 forward, income taxes are accounted for under the asset and liability method.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is dispersed across different geographic areas throughout North America, Europe, and Japan. One customer's purchases represented approximately 11% of 1998 revenues. During 1999 and 1997, no single customer accounted for 10% or more of total revenues. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

The Company is also subject to risks related to the significant balances of cash, cash equivalents, short-term and long-term investments. The Company's portfolio, however, is diversified and consists primarily of highly rated money market funds and short-term investment-grade securities.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company's foreign subsidiary is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The net gain or loss resulting from translation is shown as foreign currency translation adjustment within accumulated other comprehensive loss as a component of stockholders' equity (deficit). Gains and losses on foreign currency transactions are included in the consolidated statement of operations. There were no significant foreign currency transaction gains or losses in 1999, 1998 or 1997.

STOCK-BASED COMPENSATION

The Company accounts for its stock option plans for employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has adopted the disclosure-only requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures as if the fair-value based method of accounting in SFAS No. 123 had been applied to employee stock option grants.

LOSS PER SHARE

In accordance with SFAS No. 128, "Earnings Per Share," the Company has reported both basic and diluted net loss per common share for each period presented. Basic net loss per common share is computed on the basis of the weighted-average number of common shares outstanding for the year. Diluted net loss per common share is computed on the basis of the weighted-average number of common shares plus dilutive potential common shares outstanding. Dilutive potential common shares are calculated under the treasury stock method. Securities that could potentially dilute basic income per share consist of outstanding stock options and warrants and convertible preferred stock. Loss available to common shareholders includes net loss and preferred stock accretion. As the Company had a net loss available to common shareholders in each of the periods presented, basic and diluted net loss per common share are the same. Dilutive potential securities outstanding at year-end were not included in the computation of diluted net loss per common share, because to do so would have been anti-dilutive. Dilutive potential securities for the years ended December 31, 1999, 1998 and 1997 included preferred stock convertible into approximately 917,000, 6,149,000 and 3,826,000 common shares and options and warrants to purchase approximately 3,721,000, 2,857,000 and 3,003,000 common shares, respectively.

OTHER COMPREHENSIVE LOSS

On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and net unrealized losses from securities available-for-sale and is presented in the accompanying statements of stockholders' equity (deficit) and comprehensive loss. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or operations.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain balances have been reclassified to conform to the current year presentation.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's supplemental consolidated financial statements.

In March 2000 the SEC issued Staff Accounting Bulletin No. 101A (SAB 101A). SAB 101A delays the effective date of Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," to the second quarter for fiscal years beginning between December 15, 1999 and March 16, 2000. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. We will adopt the provisions of SAB 101 in the second quarter of 2000 and anticipate that such adoptions will not have a material impact on our consolidated financial statements.

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. Interpretation No. 44 clarifies the application of APB Opinion 25, Accounting for Stock Issued to Employees, for issues, among others, regarding; (a) the definition of employees,
(b) defining non-compensatory plans, (c) modifications to previously fixed stock option awards, and (d) accounting for an exchange of stock compensation awards in a business combination. We will adopt Interpretation No. 44 in the third quarter of 2000 and do not expect the adoption of the Interpretation to have a material impact on the consolidated financial statements.

The American Institute of Certified Public Accountants recently issued Statement of Position (SOP) No. 98-9 that provides certain amendments to SOP No. 97-2 and is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

2. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

                                         December 31,
                                        --------------
                                        1999      1998
                                        ----      ----
                                        (In thousands)
     Cash.............................  $6,190  $2,627
     Commercial paper.................   5,971   2,285
     Money market funds...............   5,441   2,796
                                       -------  ------
                                       $17,602  $7,708
                                       =======  ======

3.  SHORT-TERM INVESTMENTS

Short-term investments consist of the following available-for-sale securities:

                                                             December 31,
                                                            --------------
                                                             1999    1998
                                                            ------  ------
                                                            (In thousands)
  Commercial paper and short-term obligations.............  $8,031  $2,432
  Corporate notes and bonds...............................  24,524     401
  Market auction preferreds...............................   4,500     --
                                                           -------  ------
                                                           $37,055  $2,833
                                                           =======  ======

Amortized cost approximated fair value at December 31, 1999 and 1998, and gross unrealized holding loss was $105,000 in 1999 and insignificant in 1998.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

3.  SHORT-TERM INVESTMENTS, CONTINUED

Maturities of available-for-sale securities were as follows at December 31, 1999:

                                               AMORTIZED COST    FAIR VALUE
                                               --------------    -----------
                                                        (In thousands)
Due within one year..........................         $28,672        $28,624
Due within two years.........................           8,488          8,431

The gross realized gains and losses on sales of available-for-sale securities were insignificant in 1999, 1998 and 1997.

4.  LICENSE AGREEMENTS

The Company has entered into various agreements that allow for incorporation of licensed technology into its products. The Company incurs royalty fees under these agreements that are based on a predetermined fee per license sold. Royalty costs incurred under these agreements are recognized over the periods that the related revenues are recognized and are included in cost of revenues. These amounts totaled approximately, $810,000, $166,000 and $287,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:
                                                             December 31,
                                                            --------------
                                                            1999     1998
                                                            ------  ------
                                                            (In thousands)
  Computer equipment.....................................   $4,212  $3,062
  Furniture, fixtures, and equipment.....................    1,366     993
  Software...............................................      632     470
  Leasehold improvements.................................       61      19
                                                            ------  ------
                                                             6,271   4,544
  Less accumulated depreciation and amortization.........   (3,418) (2,004)
                                                            ------  ------
                                                            $2,853  $2,540
                                                            ======  ======

Depreciation and amortization expense was approximately $1,452,000, $797,000 and $613,000 for the years ended December 31, 1999, 1998 and 1997. Effective July 1999, the Company changed its estimated useful life of computer equipment from five years to three years. The Company changed its estimated useful life based upon management's belief that three years is a better match to the actual use of the computer equipment and a three year life is predominant in the industry.
For computer equipment held in July 1999, the change in their remaining estimated useful lives resulted in the Company recognizing an additional $382,007, or $0.04 per weighted average basic and diluted common share, of depreciation expense in 1999. All computer equipment additions since July 1999 have been depreciated using estimated useful lives of three years.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

6. FINANCING ARRANGEMENTS

Long-term debt consists of the following:

                                                                                   ------------------------
                                                                                         December, 31
                                                                                   ------------------------
                                                                                      1999          1998
                                                                                   ----------    ----------
                                                                                        (In thousands)
$157,730 loans under equipment financing agreement for 2order.com at interest rates ranging from 7.85% to 8.54%. The loans mature three years after borrowing and are secured by the equipment purchased.
   All amounts were repaid in 1999.                                                  $   --           57

$ 3,000,000 line of credit and $2,000,000 term loan; the line of credit bears interest at a rate of prime plus 0.75% and expires April 2000.
   All amounts were repaid in 1999.                                                      --        1,463

$600,000 note payable with a bank; interest payable at prime plus
   0.75%; due January 2000, all assets of the Company secure the note.
   In connection with the note, the Company issued warrants to purchase 1,534 shares of common stock for $13.04 per share (note
   9). All amounts were repaid in 1999.                                                  --          200

$300,000 term loan payable in 60 monthly installments of $833 plus interest at the 30-day commercial paper rate plus 2.6%, through
   September 1, 2003. All amounts were repaid in 1999.                                   --           47

$200,000 term loan payable in 60 monthly installments of $833 plus interest at the 30-day commercial paper rate plus 2.6%, through
   March 1, 2004. All amounts were repaid in 2000.                                       79           --

$300,000 promissory notes under bridge financing agreement were issued to 2order's preferred stockholders pursuant to a Securities
   Purchase Agreement in December 1999. The notes are due the earlier of December 29, 2000 or the date of sale of 2order and
   accrue interest at 10% per annum. All amounts were repaid in 2000.                   300           --
                                                                                   ----------    ----------

          Total long-term debt                                                          379        1,767

Less current portion of long-term debt                                                 (319)        (502)
                                                                                   ----------    ----------
          Long-term debt, excluding
            current portion                                                          $   60        1,265
                                                                                   ==========    ==========

In March 1998, the Company entered into a financing arrangement with a bank that provided up to $3,000,000 under a line of credit to support working capital and up to $2,000,000 under a term loan to purchase capital equipment. The line of credit expired in March 1999. In April 1999, the Company restructured this financing arrangement to provide a $5 million line of credit and a $1 million term loan. The line of credit matures in April 2000 and bears interest at a rate of prime plus 0.75%. The term loan is available for advances for one year during which time interest only is payable at prime plus 1% and after which principal and interest payments are due in equal monthly payments over 3 years beginning April 2000. The Company had no borrowings outstanding under the line of credit or term loan at December 31, 1999. All assets of the Company secure the arrangement. The agreement includes certain financial covenants including those requiring the Company to maintain minimum levels of working capital, liquidity and profitability, which the Company was in compliance with at December 31, 1999. In connection with the financing arrangement, the Company issued warrants to purchase 23,333 and 22,500 shares of common stock at an exercise price of $10.50 and $6.00 in 1999 and 1998, respectively (note 9).

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

6. FINANCING ARRANGEMENTS, CONTINUED

In May 1998, 2order entered into a line of credit agreement with a financial institution which permitted the Company to borrow up to $300,000 for working capital needs through December 31, 1998 at an interest rate equal to the 30-day commercial paper rate plus 2.6%. In July 1998, $50,000 in borrowings were converted into a term loan, thereby reducing the available borrowings under the line of credit to $250,000. In March 1999, an additional $50,000 in borrowings under the 2order line of credit agreement was converted into a term loan, and the maturity date for the remaining $200,000 in available borrowings was extended to December 31, 1999. The line of credit is secured by $403,115 of cash on deposit with the financial institution as of December 31, 1999, and substantially all other assets of 2order. There were no borrowings outstanding under the line of credit as of December 31, 1999.

In November and December 1998, 2order issued $300,000 in 10% subordinated convertible notes pursuant to a Securities Purchase Agreement executed November 30, 1998. The notes provided bridge financing for the Company and were due the earlier of January 31, 1999 or the closing date of the next round of equity financing of preferred shares. In connection with this financing, 2order issued warrants to purchase 2,947 shares of the Company's common stock at an exercise price of $10.18 per share. On December 31, 1998, all outstanding notes were converted at a rate of $10.18 per share into 2order redeemable convertible preferred stock.

In January 1999, the Company entered into an agreement with a bank to provide an additional $400,000 of working capital in the form of a note payable. Imparto borrowed approximately $400,000 under the note, all of which was repaid prior to December 31, 1999. The note was due January 2000 and bore interest at prime plus 0.75%. In connection with the note, Imparto issued warrants to purchase 767 shares of common stock for $13.04 per share (note 9).

At December 31, 1999, future long-term debt payments are as follows:

     2000                          $  319
     2001                              20
     2002                              20
     2003                              17
     2004                               3
                                    -----

     Total                         $  379
                                    =====


7.  INCOME TAXES

The components of income (loss) before income taxes are as follows:

                                                          Year Ended December 31,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (In thousands)
     U.S. operations...........................       $(17,222)  $(15,642)  $ (6,932)
     International operations..................            374        144         --
                                                      --------   --------   --------
                                                      $(16,848)  $(15,498)  $ (6,932)
                                                      ========   ========   ========

              PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

7. INCOME TAXES, CONTINUED

The components of income tax expense (benefit) are as follows:

                                             Year Ended December 31,
                                           ---------------------------
                                             1999      1998     1997
                                           --------  -------- --------
                                                  (In thousands)
   Current:
      Federal.........................      $   --    $ (102)  $   34
      Foreign taxes...................         267        45       --
                                            ------    ------   ------
   Income tax expense (benefit).......      $  267    $  (57)  $   34
                                            ======    ======   ======

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:

                                                          Year Ended December 31,
                                                       ----------------------------
                                                         1999      1998      1997
                                                       -------   -------   --------
                                                              (In thousands)
   Income tax benefit at U.S. statutory rate of 34%    $(5,728)  $(5,269)  $(2,357)
   Non-deductible expenses, including merger
    related costs....................................      235       (41)      (14)
   Change in valuation allowance, net of
    intra-period allocations.........................    5,616     5,249     2,224
   Impact of S Corporation short-year filing.........       --        --       181
   Foreign taxes.....................................      144         4        --
                                                       -------   -------   -------
   Income tax expense (benefit)......................  $   267   $   (57)  $    34
                                                       =======   =======   =======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                               December 31,
                                                                         ------------------------
                                                                           1999            1998
                                                                         --------        --------
                                                                          (In thousands)
   Deferred tax assets:
    Net operating loss carryforwards.............................        $ 19,218        $ 10,469
    Research and development tax credits.........................             774             515
    Deferred revenue.............................................           2,125           1,590
    Accrued expenses not currently deductible....................             408             482
    Other........................................................             809             232
                                                                         --------        --------
   Total deferred tax assets.....................................          23,334          13,288
   Deferred tax liability--accrual to cash adjustments...........            (302)           (329)
                                                                         --------        --------
    Net deferred tax assets......................................          23,032          12,959
    Valuation allowance..........................................         (23,032)        (12,959)
                                                                         --------        --------
                                                                         $     --        $     --
                                                                         ========        ========

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

7. INCOME TAXES, CONTINUED

Due to the Company's history of net operating losses, the Company has established a valuation allowance equal to its net deferred tax assets on the basis that realization of such assets is not assured. The valuation allowance increased approximately $10.1 million, $5.6 million and $1.9 million during 1999, 1998, and 1997, respectively.

At December 31, 1999, the Company had net operating loss carryforwards of approximately $56.0 million, which begins to expire in 2001, if not utilized. Approximately $13.9 million of the net operating loss carryforwards at December 31, 1999 result from deductions associated with the exercise of non-qualified employee stock options, the realization of which would result in a credit to shareholders' equity (deficit). The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. The Company may have experienced such ownership changes as a result of the various stock offerings and the utilization of the carryforwards could be limited.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

In February 1996, Primus completed a private offering of 6,910,568 shares of Series A redeemable convertible preferred stock (Series A) for approximately $7.9 million net of offering costs of $580,000. In March 1997, Primus completed a private offering of 1,000,000 shares of Series C redeemable convertible preferred stock (Series C) for $1,969,000, net of offering costs. In July 1998, Primus completed a private offering of 4,900,000 shares of Series D redeemable convertible preferred stock (Series D) for approximately $12.2 million, net of offering costs. Concurrent with the Company's initial public offering in 1999, all outstanding redeemable convertible preferred stock was converted into 4,799,992 shares of common stock. All preferred stock converted into 0.333 shares of common stock, except Series A, which converted into 0.410 shares of common stock.

The difference between the original net proceeds from redeemable convertible preferred sock and the conversion value of approximately $23.6 million represents the accretion of the redemption value of the redeemable convertible preferred stock through the date of the initial public offering.

Holders of Series A, C, and D had preferential rights to dividends when and if declared by the Board of Directors. The holders were entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. In the event of liquidation, the holders of Series A, C, and D had preferential right to liquidation payments of $1.23, $2.00, and $2.50 per share, respectively, plus any accrued but unpaid dividends. The holders of a majority of the outstanding Series A, C, and D shares could have requested redemption on or after January 31, 2003 at $1.48, $2.40, and $3.00 per share, respectively, subject to adjustment, plus any declared but unpaid dividends thereon.

Prior to the merger with 2order in 2000, redeemable convertible preferred stock included 916,731 shares of Series A and B Convertible Participating preferred stock. On December 31, 1998, the Company sold 451,805 shares of Series B resulting in net proceeds to the Company of approximately $4.6 million. On September 30, 1997, the Company sold 464,926 shares of Series A resulting in net proceeds to the Company of approximately $3.4 million.

The holders of 2order Series A and B shares had preferential rights, including:
(1) voting rights equivalent to the voting rights they would hold as if their holdings were converted to common stock; (2) the right to name three members of 2order's Board of Directors; (3) preferred dividends and distributions; (4) liquidation preferences, and preemptive registration and piggyback rights; (5) the option to convert to common stock at any time; (6) automatic conversion upon the vote of 51% of outstanding Series A and B stockholders or upon the effective date of a qualified initial public offering; (7) certain anti-dilution provisions, including, but not limited to, contingent nominal warrant issuances if certain events take place; (8) certain covenants requiring Series A and B stockholder authorization of transactions; (9) certain participation rights and
(10) a mandatory redemption provision whereby the Series A and B stockholders may give notice and cause the Company to redeem their shares at the original cost plus an 8% cumulative annual return plus any declared and unpaid dividends in eight consecutive quarterly installments commencing with the quarter ending January 1, 2005 and ending in the quarter ending January 1, 2007.

The Company recorded accretion on 2order Series A and B redeemable convertible preferred stock equal to the difference between the net proceeds received and the redemption amount using the effective interest method from the original issuance date through the final redemption date of January 1, 2007.

In January 2000, with the completion of the merger, the 2order.com Series A and B redeemable preferred stock was converted into 916,918 shares of the Company's common stock.

              PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

In September 1996, Primus completed a private offering of 500,000 shares of Series B convertible preferred stock (Series B) for $981,000, net of offering costs. Concurrent with the Company's initial public offering, all 500,000 shares of Series B outstanding were converted into 166,666 shares of common stock. Series B had preferential rights to dividends when and if declared by the Board of Directors. The holders were entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. In the event of liquidation, the holders of Series B had preferential rights to liquidation payments of $2.00 per share, plus any accrued but unpaid dividends.

Prior to the merger with Imparto in 1999, convertible preferred stock included 745,077 shares of Imparto Series A, B, C and D convertible preferred stock (Imparto Preferred Stock) (note 13). In 1999, Imparto sold 481,884 shares of Imparto Preferred Stock for approximately $7.6 million, net of offering costs. In 1998, Imparto sold 234,802 shares of Imparto Preferred Stock for approximately $3.0 million net of offering costs. In 1997, Imparto sold 28,391 shares of Imparto Preferred Stock for approximately $257,000, net of offering costs. Imparto Preferred Stock gave certain rights to holders similar to the Company's Series B convertible preferred stock. Concurrent with the merger with Imparto, the Imparto Preferred Stock converted into 745,077 shares of the Company's common stock.

DUE FROM INVESTOR

Due from investor relates to a wire transfer for the purchase of 2order redeemable convertible preferred stock which was not received until January 1999.

COMMON STOCK

In April 1999, the Board of Directors authorized a 1-for-3 reverse stock split of the Company's common stock and, in connection with the stock split, the Company adjusted the authorized shares in its capitalization. The common stock and per-share data in the accompanying supplemental consolidated financial statements have been retroactively restated to reflect the reverse stock split.

In July 1999, the Company sold 4,622,500 shares of common stock in an initial public offering. The aggregate price of the shares offered and sold by Primus was approximately $50.8 million. Proceeds to Primus, after accounting for $3.6 million in underwriting discounts and commissions and approximately $1 million in other expenses, were $46.2 million.

STOCK OPTIONS

The Company's fixed stock option plans include the Employee Stock Option and Restricted Stock Award Plan, the Nonemployee Director Stock Option Plan, the 1995 Stock Incentive Compensation Plan, the 1999 Stock Incentive Compensation Plan, and the 1999 Nonofficer Employee Stock Compensation Plan. The use of the 1995 Stock Incentive Option Plan for grants of new awards terminated in 1999. In connection with the mergers with Imparto in December 1999 and 2order in January 2000, the Company assumed outstanding options to purchase common stock originally issued under Imparto's and 2order's stock option plan (Acquired Options) (see note 13). All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the Agreement and Plan of Merger with Imparto and Agreement and Plan of Merger with 2order. No additional options will be granted under the Imparto and 2order stock option plans. The Company's stock option plans, as well as the assumed stock option plans, are hereby collectively referred to as the "Option Plans." The Option Plans provide for the granting of incentive stock options to employees and nonqualified stock options to employees, directors, and consultants. Options granted under the Option Plans typically vest over four years and remain exercisable for a period not to exceed ten years. During 1999, the stockholders increased the number of shares available under the Option Plans by 2,666,667.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

9. STOCKHOLDERS' EQUITY, CONTINUED

A summary of the Company's stock option activity for the years ended December 31 follows:


                                                                                         Outstanding Options
                                                                                         ----------------------
                                                                           Shares                     Weighted-
                                                                          Available         Number     Average
                                                                             for              of      Exercise
                                                                            Grant           Shares     Prices
                                                                     -------------------  ----------  ---------
Balance at December 31, 1996.......................................             536,906   2,133,142   $    2.11
  Additional shares authorized.....................................           1,333,333          --          --
  Options granted..................................................          (1,834,750)  1,834,750        3.10
  Options forfeited................................................             323,203  (1,011,715)       2.07
  Options exercised................................................                  --     (30,710)       2.66
                                                                     ------------------   ---------   ---------
 Balance at December 31, 1997......................................             358,692   2,925,467        2.75
  Additional shares authorized.....................................             666,667          --          --
  Options granted..................................................            (742,774)    742,774        3.73
  Options forfeited................................................             421,290    (464,900)       3.28
  Options exercised................................................                  --    (452,618)       1.73
                                                                     ------------------   ---------   ---------
 Balance at December 31, 1998......................................             703,881   2,750,723        3.09
  Additional shares authorized.....................................           2,666,667
  Options granted:
    Price less than market.........................................             (53,833)     53,833        6.56
    Price equal to market..........................................          (1,967,554)  1,967,554       19.12
  Options forfeited................................................             322,176    (459,884)       4.78
  Options exercised................................................                  --    (617,354)       2.95
                                                                     ------------------   ---------   ---------
 Balance at December 31, 1999......................................           1,671,337   3,694,872   $   11.49
                                                                     ==================   =========   =========

Total exercisable options and their weighted average exercise price at December 31, 1999, 1998 and 1997 were 1,207,185, 1,470,604 and 1,528,381 shares and
$3.22, $2.77 and $2.40, respectively. Additional information regarding options outstanding and options exercisable at December 31, 1999 for selected exercise price ranges follows:

                                         Outstanding                              Exercisable
                                 ---------------------------                      -----------
                                     Weighted-       Weighted-                      Weighted-
Range of                              Average         Average                        Average
Exercise               Number of    Contractual       Exercise      Number of        Exercise
Prices                  Options     Life (Years)        Price        Options          Price
---------------        ---------    ------------     ---------     ----------      -----------
$ 0.03 - $ 2.25         270,454          5.57          $ 1.60         239,023         $ 1.66
  3.00 -   3.00       1,307,174          7.77            3.00         817,606           3.00
  3.65 -   8.25         782,445          8.87            6.55         131,790           5.22
  9.00 -  20.41         797,897          9.43           15.88          12,290          10.50
 22.44 -  54.81         501,318          9.83           36.57           6,476          33.75
 55.56 -  55.56          35,584          9.94           55.56              --             --
                      ---------                        ------       ---------      ---------
$ 0.03 - $55.56       3,694,872          8.50          $11.49       1,207,185         $ 3.22
                      =========                        ======       =========      =========

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

9. STOCKHOLDERS' EQUITY, CONTINUED

EMPLOYEE STOCK PURCHASE PLAN

In April 1999, the Company adopted the Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP, the Company is authorized to issue up to 600,000 shares of common stock, plus annual increases as defined by the plan document. The ESPP enables employees to purchase shares of the Company's common stock at a discounted price through after-tax payroll deductions. Shares are offered to employees in 24-month offering periods that include four consecutive six-month purchase periods. Eligible employees elect to have deducted from 1% to 10% of their base compensation up to $25,000 per year. The amounts deducted can be used to purchase the Company's common stock at the lesser of 85% of the fair value on the first day of the offering period or 85% of the fair value on last day of the purchase period (purchase date). The purchase price for the first offering beginning in July 1999 shall be the lesser of 100% of the initial public offering price before underwriter's discount or 85% of fair value on purchase date. At December 31, 1999, 562,754 shares remained available for purchase under the plan.

WARRANTS

A summary of the Company's warrant activity for the years ended December 31 follows:

                                                   Outstanding Warrants
                                                  ----------------------
                                                              Weighted-
                                                    Number     Average
                                                      of       Exercise
                                                    Shares      Prices
                                                  ----------  ----------
Balance at December 31, 1996..................       56,227      $ 2.93
  Warrants issued.............................       21,410        6.48
  Warrants exercised..........................           --          --
                                                   --------      ------
 Balance at December 31, 1997.................       77,637        3.91
  Warrants issued.............................       45,647        7.12
  Warrants exercised..........................      (16,667)      (3.00)
                                                   --------      ------
 Balance at December 31, 1998.................      106,617        5.43
  Warrants issued.............................       35,767        8.95
  Warrants exercised..........................     (116,495)      (5.81)
                                                   --------      ------
 Balance at December 31, 1999.................       25,889      $ 8.57
                                                   ========      ======

STOCK-BASED COMPENSATION

In 1999, the Company issued certain fixed options to employees under the Option Plans with an exercise price less than the fair value of the underlying common stock on the date of grant. The Company also issued certain options and warrants to purchase common stock to non-employees in connection with, financing arrangements and consulting agreements in 1999 and prior years. The value of these awards is being recognized as either compensation or interest expense over the underlying awards' service periods. The Company recognized expense of approximately $956,000, $36,000 and $33,000 in 1999, 1998 and 1997 related to these options and warrants.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

9. STOCKHOLDERS' EQUITY, CONTINUED

Pro forma information regarding net loss and net loss per share required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options and stock purchase plan under the fair market value method. The fair value of options and stock purchase rights was estimated at the date of grant using the Black-Scholes option pricing model. The fair value of options granted under the Option Plans was estimated using the following weighted-average assumptions: risk-free interest rate of 6.15% in 1999; 5.40% in 1998; and 5.77% in 1997; expected option life of five years, dividend yield rate of 0%, and volatility of 91.16% in 1999. Options granted by the Company in 1998 and 1997 and by Imparto and 2order.com prior to its merger with the Company were valued using the minimum value method and therefore volatility was not applicable. The fair value of stock purchase rights under the ESPP was estimated using the following weighted-average assumptions in 1999: stock price $17.56, exercise price $11.00, risk-free interest rate of 6.19%; expected life of 1.25 years, dividend yield rate of 0%, and volatility of 91.16%.

For purposes of pro forma disclosures, the estimated fair value of the employee options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                                 Year Ended December 31,
                                                                               ---------------------------
                                                                                1999       1998      1997
                                                                               -------    -------    -----
                                                                          (In thousands,Except Per Share Data)
Loss available to common shareholders:
  As reported..............................................................     $18,234    $16,278    $7,339
  SFAS No. 123 pro forma net loss..........................................     $21,949    $16,627    $8,018
Basic and diluted net loss per share:
  As reported..............................................................     $  1.81   $  3.49    $ 1.60
  SFAS No. 123 pro forma...................................................     $  2.18   $  3.56    $ 1.75
Weighted-average fair value of options
 granted during the year:
    Price less than market.................................................     $ 17.61    $    --    $   --
    Price equal to market..................................................     $ 14.00    $  1.22    $ 0.84
Weighted-average fair value of ESPP........................................     $ 11.09    $    --    $   --

10. EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution retirement plan for eligible employees under the provisions of Internal Revenue Code Section 401(k). Participants may defer up to 15% of their annual compensation on a pretax basis, subject to maximum limits on contributions. Contributions by the Company are at the discretion of the Board of Directors. No discretionary contributions have been made by the Company to date.

11. COMMITMENTS

The Company leases office space under operating leases with various expiration dates through 2001. Future minimum rental payments, are as follows as of December 31, 1999:
                                                               Operating
                                                                Leases
                                                              ----------
                                                            (In thousands)
                                                              ----------
   2000...................................................        $1,050
   2001...................................................           129
   2002...................................................             4
                                                              ----------
                                                                  $1,183
                                                              ==========

Rent expense was approximately $1.7 million , $1.1 million and $671,000, for 1999, 1998 and 1997, respectively.

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

12. RELATED-PARTY TRANSACTIONS

In 1997, Primus KK, a distributor whose majority shareholder is also a significant shareholder of the Company, became a reseller of the Company's products and support services in Japan. The Company does not recognize any revenue on sales of the Company's product or support services to Primus KK until it is sold through by Primus KK to end-users. Revenues recognized under the reseller agreements total approximately $1,353,000, $575,000, and $30,000 in 1999, 1998 and 1997, respectively, and revenue deferred at December 31, 1999 and 1998 was approximately $1,516,000 and $1,395,000, respectively.

In accordance with the terms of a revolving loan and warrant purchase agreement executed in 1996 and terminated in 1997, a warrant was issued to a relative of 2order's President to purchase 2,564 shares of common stock at an exercise price of $1.17 per share through May 2006. This warrant remains outstanding and exercisable as of December 31, 1999.

13.  BUSINESS COMBINATIONS

On December 12, 1999, the Company entered into an Agreement and Plan of Merger with a California corporation, Imparto Software Corporation (Imparto) and exchanged 913,788 shares of the Company's common stock for all of the issued and outstanding capital stock of Imparto. In addition, the Company assumed, on a converted basis, 86,212 of options and warrants to purchase capital stock of Imparto outstanding at the time of merger. The combination was accounted for under the pooling-of-interests method of accounting, and accordingly, the supplemental consolidated financial statements for all periods prior to the combination are restated to include the accounts and results of operations of Imparto. Imparto had the same fiscal year-end as the Company, and there were no adjustments to conform accounting methods or eliminate intercompany transactions. In connection with the merger, the Company incurred approximately $1.5 million in merger-related costs primarily for investment banking, legal and other professional fees in the fourth quarter of 1999.

On January 21, 2000, pursuant to an Agreement and Plan of Merger, dated as of January 8, 2000, the Company merged with 2order.com, Inc., a Georgia corporation (2order.com). 2order.com develops and markets software that acts as a personal sales assistant, helping buyers define requirements and configure custom solutions. 2order.com was incorporated in Georgia in 1991 under the name Business Systems Design, Inc. As a result of the merger, Primus issued 1,506,126 shares of the Company's common stock, $.025 par value per share in exchange for all issued and outstanding capital shares and assumed all the outstanding options and warrants of 2order.com, which represents, on a converted basis, 150,378 shares of the Company's common stock.

The Merger has been accounted for as a pooling-of-interests business combination, and accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of 2order.com.

Results of operations previously reported by the separate companies and the combined amounts presented in the accompanying supplemental consolidated financial statements are as follows:

                                            Year Ended December 31,
                                        ------------------------------
                                          1999       1998        1997
                                        ---------  ---------  --------
Revenues:
   Primus.......................        $  24,179   $  8,610   $ 5,189
   Imparto......................              965        952     1,294
   2order.com...................            2,174      2,657     1,013
                                        ---------   --------   -------
                                        $  27,318   $ 12,219   $ 7,496
                                        =========   ========   =======
Net income(loss):
  Primus........................        $ (5,287)   $(10,603)  $(5,985)
  Imparto.......................          (7,731)     (2,043)       51
  2order.com....................          (4,097)     (2,795)   (1,032)
                                        --------    --------   -------
                                        $(17,115)   $(15,441)  $(6,966)
                                        ========    ========   =======

               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

14. BUSINESS SEGMENT INFORMATION

The Company and its subsidiaries are principally engaged in the design, development, marketing and support of the eService family of eProducts: eSupport, eMarketing and eSales. Substantially all revenues result from the licensing of the Company's software products and related consulting and customer support (maintenance) services. The Company's chief operating decision-maker reviews financial information presented on a supplemental consolidated basis, accompanied by disaggregated revenue information. eService product.

The majority of the Company's revenues are derived from customers in the United States. The Company's international sales are principally in Europe and Japan. The following geographic information is presented for years ended December 31, 1999, 1998 and 1997:

                                              Year Ended December 31,
                                             --------------------------
                                              1999      1998     1997
                                             -------   -------  -------
                                                   (In thousands)
  United States..........................    $23,069   $10,789   $7,465
  International..........................      4,249     1,430       31
                                             -------   -------  -------
   Total revenues........................    $27,318   $12,219   $7,496
                                             =======   =======  =======

  SCHEDULE II
               PRIMUS KNOWLEDGE SOLUTIONS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                           BALANCE AT
                                          BEGINNING OF      CHARGED                   BALANCE AT
ALLOWANCE FOR DOUBTFUL ACCOUNTS               YEAR         TO EXPENSE    WRITE-OFFS   END OF YEAR
-------------------------------           -----------      ----------    ----------   -----------
Year ended December 31, 1999.....                 378             445            --           823
Year ended December 31, 1998.....                  70             334           (26)          378
Year ended December 31, 1997.....                  70              --            --            70